EXECUTION COPY

                                 EXCELSA S.p.A.

                             SUBSCRIPTION AGREEMENT

         This SUBSCRIPTION AGREEMENT (this "Agreement") is made as of this 3rd day of January 2005 between Excelsa S.p.A., a corporation organized under the laws of the Republic of Italy (the "Company"), having its principal office at Via Nino Bixio 21, 18038 Sanremo (IM), Italy, and its registered office at Via Carducci 19, 20123 Milan, Italy, and Media Services Group, Inc., a corporation organized under the laws of the State of Nevada ("Subscriber"), having its principal office at 575 Madison Avenue, New York, New York 10022, U.S.A.

         WHEREAS, the parties are in discussion about the possibility of a business combination between the Company and Subscriber;

         WHEREAS, pursuant to a Subscription Agreement, dated as of December 1, 2004, the Company agreed to issue and sell to Subscriber 66,632 shares (the "Initial Shares") of its common stock (azioni ordinarie), par value (valore nominale) (euro)1.0 per share (the "Common Stock"), representing (after giving effect to such issuance) 4.5% of the Company's issued and outstanding shares of Common Stock on a "fully diluted basis" (i.e., as if all outstanding options and other rights to purchase Common Stock had been exercised, and all securities convertible into or exchangeable or exercisable for Common Stock had been converted, exchanged and exercised, respectively), in exchange for aggregate cash consideration of (euro)1.25 million;

         WHEREAS, the Company desires to issue and sell to Subscriber 135,381 additional shares (the "Additional Shares") of Common Stock, representing (after giving effect to such issuance), in the aggregate with the Initial Shares, 12.5% of the Company's issued and outstanding shares of Common Stock on a fully diluted basis, and Subscriber desires to acquire the Additional Shares, on the terms and conditions set forth herein (the "Purchase"); and

         WHEREAS, stockholders of the Company representing at least 60% of the Common Stock issued and outstanding on the date hereof, have agreed to vote in favor of a (euro)1,527,800 increase in the capital stock of the Company (and to waive their preemptive rights (diritti di opzione) in connection therewith) to allow for the Purchase (the "Capital Increase").

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Subscription for Shares. Subject to the terms and conditions hereinafter set forth, Subscriber hereby subscribes for and agrees to purchase from the Company the Additional Shares for an aggregate purchase price in cash of (euro)1,527,800 million (or (euro)11.285 per Additional Share, the "Issue Price"), and the Company agrees to sell the Additional Shares to Subscriber for said purchase price. The purchase price is payable in Euro by wire transfer(s) of funds (to an account specified by the Company) on or before January 10, 2005. The number of Additional Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable or exercisable for Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock occurring on or after the date hereof and prior to the issuance of the Additional Shares.

2. Representations of the Company. The Company represents and warrants to Subscriber, as follows:

         (a) Compliance with Securities Laws. The offer, offer for sale, and subscription for and sale of the Additional Shares complies and will comply with Italian securities laws or has been and will be made in reliance on an exemption from registration thereunder.

         (b) Organization and Qualifications. The Company is duly organized, validly existing and (if legally applicable) in good standing under the laws of the Republic of Italy, and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and (if legally applicable) is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary.

         (c) Capitalization. The authorized, issued and outstanding capital stock of the
Company as of the date hereof consists of at least 1,347,613 shares of Common Stock, as set forth on Schedule 2(c). The Common Stock constitutes all the issued and outstanding capital stock of the Company, and there are no treasury shares. All outstanding shares of Common Stock have been duly and validly issued, are fully paid and were not issued in violation of any preemptive or other rights. Except for no more than 133,106 options to purchase Common Stock, as set forth on Schedule 2(c), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Common Stock or obligating the Company to issue, sell, repurchase or redeem any shares of Common Stock, or any other interest in, the Company. Upon approval by the stockholders of the Capital Increase, the Additional Shares will be duly and validly issued, fully paid and not issued in violation of any preemptive or other rights. The stockholders of the Company signatories hereto, as of the date hereof, own beneficially and of record, and at the time of the Purchase, will own beneficially and of record, at least 60% of the Common Stock issued and outstanding as of such dates.


         (d) Financial Statements; No Liabilities. The audited consolidated financial statements of the Company and its subsidiaries as of and for the fiscal year ended December 31, 2003, true and correct copies of which have been delivered to Subscriber) (the "Financial Statements"), have been prepared in accordance with (i) the books of account and other financial records of the Company and its subsidiaries and (ii) generally accepted accounting principles of the Republic of Italy ("Italian GAAP"), consistently applied, during the periods involved (except as may be otherwise indicated in the Financial Statements or the report and notes related thereto). The Financial Statements fairly present in all material respects in accordance with such books and records and Italian GAAP the consolidated financial position of the Company and its subsidiaries as of the dates thereof. There are no material liabilities of the Company or any of its subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with Italian GAAP, other than liabilities
(i) reflected or reserved against on the Financial Statements or the notes thereto, or (ii) incurred since December 31, 2003 in the ordinary course of business of the Company and its subsidiaries. The Company has delivered to Subscriber true and complete copies of the unaudited consolidated financial statements of the Company and its subsidiaries as of and for the nine months ended September 30, 2004. Such consolidated financial statements (i) have been prepared in accordance with (x) the books of account and other financial records of the Company and its subsidiaries and (y) Italian GAAP consistently applied, during the periods involved, and (ii) fairly present in all material respects in accordance with such books and records and Italian GAAP the consolidated financial position of the Company and its subsidiaries as of the dates thereof (except for the absence of notes thereto and normal year-end adjustments). There are no material liabilities of the Company or any of its subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with Italian GAAP, other than liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, or (ii) incurred since September 30, 2004 in the ordinary course of business of the Company and its subsidiaries.

         (e) Subsidiaries. Each subsidiary of the Company is duly organized, validly existing and (if legally applicable) in good standing under the laws of its jurisdiction of organization and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as now conducted and contemplated to be conducted. Each such subsidiary is duly qualified as a foreign corporation to do business and (if legally applicable) is in good standing in each jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The subsidiaries of the Company and their respective jurisdictions of organization and ownership by the Company are as follows: Aonet International S.r.l. (Italy, 51% owned); ORON Servizi S.r.l. (Italy, wholly owned); Real Time Security Italia S.r.l. (Italy, 99% owned); and Stealth F117 S.r.l. (Italy, wholly owned). At least a majority of the outstanding capital stock or other voting securities or other equity interests of each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any charges, liens, encumbrances or other restrictions ("Liens") (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other equity interests), other than Liens securing obligations that are reflected in the Financial Statements or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of any of the Company's subsidiaries, or obligating such subsidiary to issue, sell, repurchase or redeem any shares of such capital stock, or any other interest in, such subsidiary.

         (f) Absence of Changes. Since December 31, 2003, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (other than with respect to clause (xi) below), neither the Company nor any of its subsidiaries have (i) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, (ii) made or suffered any changes in its contingent obligations by way of guaranty, endorsement (other than the endorsement of checks for deposit in the usual and ordinary course of business), indemnity, warranty or otherwise,
(iii) mortgaged, pledged or subjected to a Lien (other than Liens securing obligations that are reflected in the Financial Statements) any of its assets, tangible or intangible, (iv) sold, transferred or leased any of its assets except in the usual and ordinary course of business and consistent with past practices, (v) cancelled or compromised any debt or claim, or waived or released any right, (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) adversely affecting any of its properties, business or prospects, (vii) entered into any transaction other than in the usual and ordinary course of business except for this Agreement, (viii) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding securities, (ix) made any change in the accounting principles, methods or practices followed by it, or (x) suffered or experienced any change in, or condition affecting, its condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (g) Title to Assets; Sufficiency of Assets. The Company and each of its subsidiaries have good and marketable title to all (real and personal) property and assets owned by it, free and clear of all Liens, other than Liens securing obligations that are reflected in the Financial Statements or that have been incurred after the date of the Financial Statements in the ordinary course of business and that are not significant or important in relation to the Company's business. The property and assets owned or leased by the Company and its subsidiaries, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and its subsidiaries and are adequate to conduct such businesses as currently conducted or contemplated to be conducted.

         (h) Proprietary Rights. Each of the Company and its subsidiaries owns, or is duly licensed to use or possess, or possesses exclusive and enforceable rights to use all patents, patent applications, trademarks, service marks, copyrights, trade secrets, processes, formulations, technology, software and know-how used in the conduct of its business (the "Proprietary Rights"). Neither the Company nor any of its subsidiaries have received any notice of any claims, and the Company does not have any knowledge of any threatened claims, and knows of no facts which would form the basis of any claim, asserted by any Person (as defined below) to the effect that the sale or use of any product or process now used or offered by the Company or its subsidiaries proposed to be used or offered by the Company or its subsidiaries infringes on any patents or infringes upon the use of any such Proprietary Rights of another person and, to the best of the Company's knowledge, no others have infringed the Company's or any of its subsidiaries' Proprietary Rights. For purposes of this Agreement, "Person" shall mean any individual, corporation, limited liability company, partnership, trust, unincorporated association, government, governmental authority, or any other entity.

         (i) Material Contracts. Each contract, agreement or instrument that is material to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (collectively, the "Material Contracts") is in full force and effect and is enforceable in accordance with its terms, except for such failures to be in full force and effect as are not significant or important in relation to Company's business. Neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any other party to any Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Material Contract, except for such violations and defaults as are not significant or important in relation to the Company's business.

         (j) Litigation. There is no material action, suit, investigation, claim or proceeding at law or in equity by or before any arbitrator, court, governmental instrumentality or agency, self-regulatory organization or body or public board now pending or, to the best of the Company's knowledge, threatened against the Company, its subsidiaries, or any of the Company's officers or directors in their capacities as such. Neither the Company nor any of its subsidiaries is subject to any judgment, order, writ, injunction or decree of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (k) Authorization; Non-Defaults; Non-Contravention. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue the Additional Shares (subject only to receipt of any required stockholder approval). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Additional Shares, have been duly authorized by the Company's board of directors. This Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms. Neither the Company nor any of its subsidiaries is in violation of or in default under, nor will the execution and delivery of this Agreement or consummation of the transactions contemplated hereby, result in a violation of or constitute a default in the performance or observance of any obligation under: (i) the certificate of incorporation or bylaws or other organizational document of the Company or any of its subsidiaries; or (ii) any material indenture, mortgage, contract, or other agreement or instrument to which any of the Company or its subsidiaries is a party or by which it or its property is bound; or (iii) any material order, writ, injunction or decree of any court of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         (l) Taxes. Each of the Company and its subsidiaries has (i) filed all tax returns that are required to be filed by it or otherwise met its disclosure obligations to the relevant agencies (except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and all such returns are true and correct in all material respects, (ii) paid or adequately provided for all tax liabilities of the Company or such subsidiary as reflected on such returns or pursuant to any assessments received by it or that it is obligated to withhold from amounts owing to any employee, creditor or third party, in each case, in all material respects, and (iii) properly accrued all taxes required to be accrued by Italian GAAP consistently applied. The income tax returns of the Company and its subsidiaries have not been audited by any government or regulatory authorities since the Company's inception. Neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency. Each of the Company and its subsidiaries has withheld and paid over all taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor or other party. No claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not pay tax or file a tax return that the Company or such subsidiary may be subject to tax in such jurisdiction. Subscriber shall not be required to include in income any amount attributable to the operations or business of the Company and its subsidiaries for the period prior to the Purchase. For purposes of this Agreement, (i) the term "taxes" includes federal, state, local and foreign taxes (including value added tax) which are payable or remittable by the Company or any of its subsidiaries or paid or remitted on the Company's or such subsidiary's property, income or assets, and all additions to tax, penalties and interest relating thereto; and (ii) "tax return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including interest and penalties.

         (m) Compliance With Laws; Licenses, Etc. Neither the Company nor any of its subsidiaries is in violation of its certificate of incorporation, bylaws or other organizational document, and neither has received notice (or has knowledge) of any violation of or non-compliance with any laws (including environmental laws, and laws, rules and regulations, or collective bargaining agreements, respecting employment and employment practices), ordinances, regulations and orders applicable to its business, except for such violations or non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries have all material licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, "Licenses") required by every government or regulatory body for the operation of its business as currently conducted and the use of its properties. The Licenses are in full force and effect and no violations currently exist in respect of any License and no proceeding is pending or, to the best of the Company's knowledge, threatened to revoke or limit such License. The subscription for and issuance of the Additional Shares complies and will comply with the applicable provisions of the Italian Civil Code, including articles 2438, 2439, 2441(5) (regarding the waiver of preemptive rights) and 2444 thereof.

         (n) Consents. Except as otherwise provided in this Agreement, (i) the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, and (ii) all consents, authorizations, orders, filings and registrations that the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

         (o) Authorization of Shares; Title to Shares. The issuance, sale and delivery of the Additional Shares have been duly authorized by all requisite corporate action of the Company (except for the receipt of any required stockholder approval). When so issued, sold and delivered in accordance with the terms hereof, the Additional Shares will be duly executed, issued and delivered and will constitute valid and legal obligations of the Company enforceable in accordance with their respective terms, and will not be subject to preemptive or other similar rights of stockholders of the Company or others. Upon delivery of the Additional Shares to Subscriber, Subscriber shall receive from the Company good and marketable title thereto free and clear of all Liens (other than Liens created as a result of actions of Subscriber), and the Company shall have paid all taxes, if any, in respect of the original issuance thereof.

         (p) Affiliate Transactions. There are no oral or written agreements or transactions between the Company or any of its subsidiaries and any officer, director, stockholder or affiliate of the Company or such subsidiary (except for intercompany transactions that are reflected in the Financial Statements or the report and notes related thereto), other than payment of compensation for services rendered by the Company's and its subsidiaries' employees in the ordinary course of employment therefor.

         (q) Brokers. Neither the Company nor any of its subsidiaries, officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.




3. Covenants of the Company.

         (a) As promptly as practicable after the execution of this Agreement (but no later than February 28, 2005), the Company shall cause a meeting of stockholders of the Company to be convened for the purpose of approving the Capital Increase and issuance of the Additional Shares, including the waiver pursuant to article 2441(5) of the Italian Civil Code (on the basis of a significant interest of the Company), and shall take all other actions as are necessary or appropriate (including using its best efforts to cause all stockholders of the Company) to effect such increase and issuance on or before sixtieth (60th) and ninetieth (90th) day after the date hereof, respectively. The Company shall provide Subscriber promptly with written evidence of such approval and any such other actions, including a table showing the capitalization of the Company immediately following such issuance. The Company shall use its reasonable best efforts (i) so that as soon as practicable after the date hereof, Subscriber shall become stockholder of the Company for all effects and purposes with respect to the Additional Shares, including in respect of any benefits or rights (including voting rights) that accrue to stockholders of the Company under Italian law or existing agreements or other instruments; provided, that, effective as of the date of this Agreement, Subscriber shall be entitled to receive any financial or other reports which the Company delivers to its stockholders, and (ii) (if on the date hereof the Signatory Stockholders (as defined below) own beneficially and of record in the aggregate at least 60%, but less than 80%, of the Common Stock issued and outstanding) cause additional stockholders of the Company to execute this Agreement so that, as soon as practicable after the date hereof (and not later than the date of the aforementioned stockholders meeting), the Signatory Stockholders shall own beneficially and of record in the aggregate at least 80% of the Common Stock issued and outstanding.

         (b) US GAAP Financial Statements. The Company shall take any and all actions as are necessary or appropriate (i) to prepare, in accordance with United States generally accepted accounting principles, consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended June 30, 2002, 2003 and 2004 (the "US GAAP Financial Statements") and (ii) allow for Amper, Politziner & Mattia P.C. and/or an affiliate thereof (the "US Auditor") to conduct an audit of the US GAAP Financial Statements. The Company shall use its best efforts to deliver to Subscriber the US GAAP Financial Statements as soon as practicable after the date hereof and, in any event, by February 28, 2004. Subscriber shall (i) reimburse the Company for all reasonably documented accounting fees and expenses incurred by it as a result of complying with this Section 3(b), and (ii) pay for all fees and expensed of the US Auditor relating to the preparation of the US GAAP Financial Statements.

         (c) No Solicitation. The Company agrees that between the date of this Agreement and December 31, 2005 (the "No Solicitation Period"), none of the Company and its subsidiaries or any of their respective officers, directors, representatives or agents, nor any of the stockholders of the Company that are signatories hereto (such stockholders and any other stockholder of the Company that becomes a signatory hereto pursuant to Sections 3(a) and 12, collectively, the "Signatory Stockholders") will (i) other than in connection with a Permitted Transaction (as defined below), solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock or assets of the Company or any of its subsidiaries or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any of its subsidiaries (any such transaction, a "Combination Transaction") or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company and each Signatory Stockholder immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company and each Signatory Stockholder shall notify Subscriber promptly if any such proposal or offer (including with respect to a Permitted Transaction), or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Subscriber, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company and each Signatory Stockholder agrees not to, and the Company agrees to cause each of its subsidiaries not to, without the prior written consent of Subscriber, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its subsidiary or such Signatory Stockholder is a party. "Permitted Transaction" shall mean (i) the sale by the Company of newly issued shares of Common Stock for consideration not to exceed
(euro)3 million in the aggregate during the No Solicitation Period, provided that (x) the proceeds of such issuance are reasonably necessary (and used) to fund the Company's operations and (y) Subscriber shall have (and be able to fully exercise) preemptive rights with respect to any such issuance, (ii) the sale of any of the Company's assets or subsidiaries (including in connection with a Combination Transaction involving such subsidiary) that, individually or in the aggregate during the No Solicitation Period, represent not more than ten
(10) percent of the Company's total consolidated net income, revenues or assets, in each case, measured at the time a binding agreement relating to such sale (or Combination Transaction) is entered into, or (iii) a Combination Transaction involving the Company where (x) the Company is the surviving entity of the Combination Transaction and (y) the Company's stockholders as of the date hereof own beneficially and of record at least 90% of the capital stock of such surviving entity outstanding immediately after completion of such Combination Transaction. The parties acknowledge that the Issue Price takes into account the Company's obligation under this Section 3(c).

         (d) Representations and Warranties and Agreements of Stockholders.

         (i) Each of the Signatory Stockholders irrevocably agrees (with respect to any shares of Common Stock currently owned or hereafter acquired by such Signatory Stockholder, the "Subject Shares"), and the Company will use its best efforts to cause all of its stockholders, to vote in favor of the Capital Increase and the waiver of preemptive rights in connection therewith pursuant to article 2441(5) of the Italian Civil Code, and each Signatory Stockholder hereby approves any and all transactions contemplated by this Agreement. Each Signatory Stockholder further agrees that, during the No Solicitation Period, such Signatory Stockholder shall not (w) sell, transfer, pledge, encumber, assign or otherwise dispose (collectively, the "Transfer") of, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of such Signatory Stockholder's Subject Shares or any interest therein, except that any such Signatory Stockholder may Transfer any Subject Shares to another Signatory Stockholder or to any other Person that, prior to or coincident with such Transfer, executes an agreement with Subscriber expressly assuming all of the Transferring Signatory Stockholder's obligations hereunder; (x) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Signatory Stockholder's Subject Shares that would be inconsistent with such Signatory Stockholder's obligations hereunder;
(y) enter into, or deposit such Signatory Stockholder's Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Signatory Stockholder's Subject Shares; or (z) commit or agree to take any of the foregoing actions.

         (ii) By executing this Agreement, each Signatory Stockholder represents and warrants that (w) such Signatory Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby;
(x) such Signatory Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Signatory Stockholder, enforceable against such Signatory Stockholder in accordance with its terms; (y) neither the execution and delivery of this Agreement by such Signatory Stockholder, nor the performance by such Signatory Stockholder of its obligations hereunder will, (A) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Person, or violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Signatory Stockholder or such Signatory Stockholder's Subject Shares, (B) if such Signatory Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, or (C) result in a violation or breach of, or constitute a default under any material contract, trust, agreement, instrument, commitment or arrangement applicable to such Signatory Stockholder or such Stockholder's Subject Shares, or result in the creation of a Lien with respect to any of such Stockholder's Subject Shares, except, in the case of clause (C), as would not reasonably be expected to prevent, materially delay or otherwise materially impair such Signatory Stockholder's ability to perform its obligations hereunder; and (z) such Signatory Stockholder is the record and beneficial owner of, and holds the exclusive right to vote, the shares of Common Stock set forth opposite such Signatory Stockholder's name on the signature pages to this Agreement, free and clear of any Liens or any other limitation or restriction, such shares represent all of the shares of capital stock of the Company owned (beneficially or of record) by such Stockholder (except shares of Common Stock which may be acquired by such Signatory Stockholder upon exercise of options held by such Signatory Stockholder as set forth in Schedule 2(c)), and there are no outstanding options or other rights to acquire from such Signatory Stockholder, or obligations of such Signatory Stockholder to Transfer, any shares of Common Stock

4. Further Assurances. Each of the parties hereto and each Signatory Stockholder shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as each party may reasonably request, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5. Notices. Any notices, consents, waivers or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (iii) two (2) business days after deposit with an overnight courier service, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be the following (or such other address and/or facsimile number of a party as shall be specified in a notice given in accordance with this Section 5 to the other party):

                  If to the Company:

                  Excelsa S.p.A
                  Via Nino Bixio 21
                  18038 Sanremo (IM)
                  Italy
                  Facsimile (from the US): 011-39-0184-547-780
                  Attn.: Gianluca Longo, CEO

                  With a copy to:

                  Morse, Zelnick, Rose & Lander, LLP
                  405 Park Avenue
                  New York, New York 10022
                  Telephone:  (212) 838-4175
                  Facsimile: (212) 838-9190
                  Attn:  George Lander, Esq.

                  If to Subscriber:

                  Media Services Group, Inc.
                  575 Madison Avenue
                  New York, New York 10022
                  Facsimile:  (917) 339-7166
                  Attn.: Jeremy Barbera, Chairman & CEO

                  With a copy to:

                  Greenberg Traurig, LLP
                  MetLife Building
                  200 Park Avenue
                  New York, New York  10166
                  Telephone:  (212) 801-9200
                  Facsimile:  (212) 801-6400
                  Attention:  Alan I. Annex, Esq.
                                  Lorenzo Borgogni, Esq.

6. Expenses. Except as otherwise set forth in Section 3(b), all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

7. Interpretation. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

8. Disclosure. Neither party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with news media without the prior consent of the other party, except as may be otherwise required by applicable law or regulation (including, in the case of Subscriber, United Stated federal securities laws), by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with or the rules of any applicable securities exchange or automated quotation system (including, in the case of Subscriber, the rules of The Nasdaq Stock Market). The parties shall cooperate as to the timing and contents of any such press releases or public announcements.

9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

11. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of the Company and Subscriber), as the case may be.

12. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and Subscriber or
(b) by a waiver in accordance with Section 13 below; provided, however, that, any amendment to the provisions of Section 3(c) and (d) or Section 4 that apply to the Signatory Stockholders, which would be adverse to the Signatory Stockholders, will require the prior written consent of such stockholders; provided, further, however, that the addition of Signatory Stockholders after the date hereof pursuant to Section 3(a) shall not constitute an amendment to this Agreement and may be effected by execution and delivery (to the Company and Subscriber) by such additional Signatory Stockholder of counterparts to this Agreement in accordance with Section 18.

13. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

14. Termination. The parties agree that if the Capital Increase and issuance of the Additional Shares are not effected by the deadlines set forth in Section 3(a) or the Subscription Agreement referred to in the second recital to this Agreement is terminated, Subscriber shall have the right to terminate this Agreement effective ab initio; provided, however, that this Section 14 shall not limit, waive or otherwise affect Subscriber's rights under other provisions of this Agreement.

15. Specific Performance. The Company acknowledges and agrees that Subscriber would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Subscriber may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking, including any relief available under article 2932 of the Italian Civil Code.

16. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

17. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Italy, without regard to its conflict of laws provisions. Any litigation arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the relevant Court of Milan. Consistent with the preceding sentence, the parties hereto hereby submit to the non-exclusive jurisdiction of such Court for the purpose of any litigation arising out of or relating to this Agreement brought by either party hereto.

18. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the day and year first written above.

                                 EXCELSA S.P.A.


                                   By:
                                       -------------------------------
                                        Name:  Ben Christian Rispoli
                                        Title:  Chairman


                                   MEDIA SERVICES GROUP, INC.


                                   By:
                                        ------------------------------
                                        Name:  Jeremy Barbera
                                        Title:  Chairman & CEO

Accepted and agreed with respect to Section 3(c) and (d) and Section 4 of this Agreement:*




Ben Christian Rispoli (              )




Gianluca Longo (               )




Gianluca Vinciguerra (               )




Riccardo Lora (               )




Carlo Venditto (               )

            [SIGNATURE PAGE TO EXCELSA S.p.A. SUBSCRIPTION AGREEMENT]


Luca Giovannetti (               )


------------------------------
                            (                )


------------------------------
                            (                )



ERP INTERNATIONAL A/S (              )

By:
    ----------------------------------------
     Name:
     Title:


EUROTRUST A/S (               )

By:
    ----------------------------------------
     Name:
     Title:

---------------------
* Number in parenthesis opposite the Signatory Stockholder's name indicates the number of shares of Common Stock beneficially owned by such Signatory Shareholder on the date of this Agreement.














            [SIGNATURE PAGE TO EXCELSA S.p.A. SUBSCRIPTION AGREEMENT]